Freedom Holding Corp. Announces Completion of External Review of Allegations Made in Short-Seller Report

January 25, 2024

ALMATY, Kazakhstan & NEW YORK--(BUSINESS WIRE)—Freedom Holding Corp. (the “Company”) (Nasdaq: FRHC) today announced the conclusion of an external review commissioned by the independent members of its board of directors. The external review was into wide-ranging allegations made about the Company and its business in an August 15, 2023 report published by Hindenburg Research (the “Hindenburg Report”), an activist short-selling firm which disclosed having a short position in the Company’s shares. Following the publication of the Hindenburg Report, although the Company believed the allegations were meritless and the independent directors have full confidence in the Company and its business model, the independent members of the Company’s board of directors decided that it was in the best interests of the Company and its shareholders to conduct an external review of the allegations set out in the Hindenburg Report.

The independent members of the board of directors engaged law firm Morgan, Lewis & Bockius LLP and engaged forensic accounting firm Forensic Risk Alliance to conduct the external review and report on their findings. The review took place over a period of approximately four months and included document and data review, site visits to Kazakhstan and Cyprus, data analytics and testing work, and remote and in-person interviews of many senior management and employees of the Company and personnel at certain external advisers and counterparties of the Company. The review focussed on the Company’s main operating subsidiaries that were the subject of the allegations as well as on the Company’s affiliate Freedom Securities Trading, Inc. (“FST Belize”). It was not possible to assess certain of the allegations in the Hindenburg Report because they were dated, vague, or lacking details.

The external review found generally that the allegations in the Hindenburg Report did not take account of important facts and were not supported by evidence. In particular, the findings of the external review included the following:

•The Company’s growth in recent years was mainly attributable to organic growth (including increases in the number of customers and increased trading volume by customers), acquisitions and gains and income from trading securities, as described in the Company’s reports filed with the SEC and as indicated in its audited financial statements. The growth was not the result of manipulative or otherwise illegal or improper business practices.
•The Company has robust global and local sanctions and anti-money laundering (“AML”) procedures, controls and policies in place, which are implemented through its business and compliance personnel.
•There was no evidence identified of sanctions evasion or dealing with sanctioned oligarchs.
•While certain of the Company’s non-US subsidiaries have had dealings with certain sanctioned banks and individuals, a fact which the Company has publicly disclosed, those dealings did not involve any material violations of US, EU, UK, or other sanctions.
•There was no evidence identified of client accounts being funded with cryptocurrencies or physical cash, other than cash deposits made by existing customers at the Bank Freedom Finance Kazakhstan JSC retail banking counter subject to standard AML checks.
•There was no evidence identified that the Company has engaged in market manipulation of its own stock or in respect of its holdings of Kazakhstan Sustainability Fund bonds.

•The Company’s holdings of fixed coupon Kazakhstan Sustainability Fund bonds do currently have a negative carry, as is alleged, but are held as part of a deliberate and legitimate trading strategy which is anticipated to be profitable as a result of future interest rate movements.
•The Company maintains policies, procedures and controls for the business dealings between its Cyprus subsidiary, Freedom Finance Europe Limited, and FST Belize, including with regard to anti-money laundering compliance and sanctions compliance.
•There was no evidence identified to support the allegations made in the Hindenburg Report that the Company engaged in transactions with FST Belize in order to generate “fake” or inflated revenue.
•The Company’s former Russian subsidiaries were sold in a valid sale transaction and there is no evidence to support continuing control by the Company or the Company’s CEO Timur Turlov of the Russian companies following that sale.
•The Company’s brokerage clients were not required to purchase the Company’s stock in order to receive allocations of shares in US IPOs or to participate in a program to acquire shares from US IPOs in the secondary market at or near the IPO share price.

The Company has accepted the results of the external review and, in particular, welcomes the finding that it has robust global and local sanctions and AML procedures, controls and policies in place. As part of its commitment to strong governance and compliance the Company asked the external review team to recommend any enhancements that could be made to such procedures, controls and policies based on their review. In response, and in conjunction with delivering its findings, the external review team has recommended certain further enhancements, and the Company’s board of directors has accepted those recommendations. Senior management of the Company, including the Vice President of Compliance, have already begun to implement them.

The Company’s Annual Report on Form 10-K in respect of the financial year ended March 31, 2023, including the audited financial statements included therein, and its other reports and filings with SEC, are available on the SEC’s website.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, statements related to the Company’s business strategy, future growth and further development of its compliance and control environment. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the fiscal year ended March 31, 2023, and our other reports and filings with SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20240125790703/en/Freedom-Holding-Corp.-Announces-Completion-of-External-Review-of-Allegations-Made-in-Short-Seller-Report

Deborah Kostroun (US)
deborah@zitopartners.com
Tel.: +1 201 403-8185

Ramina Fakhrutdinova (KZ)
ramina.fakhrutdinova@ffin.kz
Tel.: +7 727 311 10 64, ext. 640

Source: Freedom Holding Corp.

Released January 25, 2024